UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2012

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 17, 2012, Business Development Corporation of America (“BDCA” or the “Company”) announced that, after consultation with the broker-dealer community, third-party due diligence firms and regulatory agencies, it has adopted a change to its pricing policy that establishes a “new best practice standard for the non-traded business development company (“BDC”) industry.”

This change was made in response to the standard practice in the BDC industry which permitted managers substantial flexibility in determining whether to reset the public offering price of BDC shares in response to material declines of up to 5% of net asset value (“NAV”) per share, with no limits in place to regulate this adjustment. BDCA believes that too much flexibility can permit too much discretion by BDC managers in repricing a BDC’s shares. Flexibility in resetting the public offering price could allow BDC managers to set the price at a premium to the NAV per share which places an undue, dilutive burden on incoming investors. Additionally, BDCA believes that such flexibility provides a lack of transparency as to how a BDC prices its shares in relation to NAV per share.

Accordingly, the Company has adopted an amendment to its pricing policy to: (1) narrow its definition of material decline from a 5% change in NAV per share to a 1.5% change; and (2) limit its public offering price to NAV plus applicable underwriting fees and offering expenses plus 1.5%.

BDCA believes that these changes align industry practice with the interests of stockholders and reflects another example of the continued efforts of its sponsor, American Realty Capital, and its FINRA member subsidiary, Realty Capital Securities, LLC, to establish industry best practices and increase transparency.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 17, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: April 17, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman